EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the this Registration Statement on Form S-8 of Heron Therapeutics, Inc., pertaining to the Amended and Restated 2007 Equity Incentive Plan and the 1997 Employee Stock Purchase Plan (as amended through May 24, 2022), of our report dated February 24, 2021, relating to the consolidated financial statements of Heron Therapeutics, Inc. for each of the two years in the period ended December 31, 2020, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ OUM & CO. LLP

San Francisco, California

September 9, 2022